Exhibit 99.1

FOR IMMEDIATE RELEASE

AMB PROPERTY CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Improving Industrial Fundamentals Drive Strong Operating Results; Global Development Pipeline and New Private Capital Vehicles Provide for Future Growth

SAN FRANCISCO, February 1, 2005 – AMB Property Corporation (NYSE:AMB), a leading global developer and owner of industrial real estate, today reported fourth quarter and full year 2004 earnings per share (EPS) of $0.65 and $1.39, respectively, exceeding the company’s guidance of $0.47 to $0.57 for the quarter and $1.20 to $1.30 for the year. The better-than-expected EPS results stem primarily from higher gains on sales of operating properties associated with the company’s continued refinement of its portfolio.

Fourth quarter 2004 EPS increased 117% from EPS of $0.30 in the same period of 2003. EPS for fourth quarter 2004 included $0.40 per share in net gains on dispositions of real estate while the same period in the prior year included $0.04 per share in net gains. Full year 2004 EPS decreased 1.4% from EPS of $1.41 in 2003. Full year 2004 results include $0.55 of net gains on dispositions compared with $0.61 of net gains in 2003.

Operating Results

The company’s industrial operating portfolio was 94.8% leased as of December 31, 2004, up 20 basis points from September 30, 2004, and up 170 basis points from December 31, 2003. Preliminary data indicate U.S. industrial vacancy at the end of the fourth quarter was 10.9%, representing a 30 basis point improvement from the prior quarter - the third consecutive quarter of improving occupancy nationally.

Cash-basis same store net operating income (NOI) increased 0.4% in fourth quarter 2004, driven primarily by occupancy gains. For the full year 2004, same store NOI declined 0.9%, representing the impact of rental rate decreases on leases renewed or rolled over during the past 12 months, partially offset by occupancy increases.

Hamid R. Moghadam, chairman and CEO, said, “Demand fundamentals for industrial real estate continue to show positive momentum. The fourth quarter marked the largest quarterly gains in both the Industrial Production and Manufacturing Output indexes since the fourth quarter of 1999. Growth in business inventories is strong and broadly based across the manufacturing, retail and wholesale sectors. This macro activity supported a second consecutive quarter of national industrial real estate absorption in excess of 50 million square feet, well above the 10-year average of 33 million square feet per quarter. AMB’s portfolio has gained occupancy consistently over the course of the year with the strongest demand for distribution space coming from markets tied to global trade. We believe these occupancy improvements set the stage for rental rate growth in supply-constrained submarkets.”

Pier 1, Bay 1          San Francisco, California 94111          Main 415.394.9000           Fax 415.394.9001          www.amb.com

Investment Activity

During the fourth quarter, AMB acquired 3.1 million square feet of distribution facilities in 16 buildings for a total expected investment of $200 million in metropolitan Paris, Amsterdam, Tokyo, Chicago and Minneapolis. The transactions bring the company’s full year acquisition activity to 7.6 million square feet in 64 buildings with a total expected investment of $695 million.

AMB stabilized three industrial development projects during the fourth quarter. The buildings, which are fully leased, comprise 1.2 million square feet for a total estimated investment of $47 million. During 2004, AMB’s development completions totaled 2.1 million square feet of new facilities with a total investment of $89 million.

New development and redevelopment starts in the quarter totaled approximately 1.6 million square feet in six projects in Europe and the United States with an estimated total investment of $151 million. The company began the highest level of new development in its history during 2004 with approximately 6.1 million square feet of starts with an estimated total investment at completion of $649 million. AMB’s industrial development and renovation pipeline now totals 30 projects of approximately 8.9 million square feet in North America, Europe and Asia. Total investment in the pipeline’s properties is estimated at $829 million. Deliveries are scheduled from the first quarter of 2005 through the first quarter of 2008.

AMB’s president, W. Blake Baird, commented, “Our acquisitions in the quarter advance our on- and near-airport presence in Europe, expand AMB’s existing customer offerings in Tokyo and build on our strong market position in Chicago. AMB’s capacity to create new distribution product has been well demonstrated by our development team in 2004. Today at more than $800 million, our development pipeline is the largest in our history. With over 60% of our development pipeline outside the United States, we are increasingly prepared to help our customers meet their global distribution facility needs.”

The quarter included sales of 14 buildings for a total disposition price of approximately $120 million, bringing the year’s disposition total to $200 million. In addition, the company generated net profits from its development-for-sale and contribution programs of $3.9 million in the quarter and $8.0 million in the full year 2004.

In other investment activity during the quarter, the company announced its planned acquisition of an approximately 41% interest in G. Acción S.A. de C.V. (G. Acción), one of Mexico’s largest public real estate companies. AMB began developing industrial real estate with G. Acción in Mexico in early 2002. Since then, AMB’s activity in Mexico City and Guadalajara has included approximately 3.1 million square feet of acquisition and development.

Private Capital Activity

AMB received approximately $336.5 million in private equity capital commitments during the fourth quarter in two separate investment funds. In what is believed to be the publicly traded REIT industry’s first open-end commingled fund, AMB raised $136.5 million of equity from 12 pension funds, foundations and private investors to form AMB Institutional Alliance Fund III. The fund’s primary investment focus is to acquire stabilized industrial facilities near key U.S. passenger and cargo airports, seaports and highway systems in major metropolitan markets.

During the fourth quarter, the company also formed AMB-SGP Mexico, LLC, a joint venture with GIC Real Estate Pte Ltd (GIC RE), a global investor in real estate on behalf of the Government of Singapore. The fund’s primary investment purpose is to invest in completed developments in targeted distribution markets in Mexico delivered by AMB and its local partner, G. Acción. GIC RE’s equity commitment to the fund is $200 million. AMB’s interest in the fund is approximately 20%.

Mr. Baird stated, “Expanding our private capital franchise to our global operating platform is an important element to improving our return on invested capital and increasing our ability to recognize value creation from our development business.”

Promotions and Addition of Company Officers

The company announced eight officer promotions effective January 1, 2005. Jay R. Cornforth, Martin J. Coyne, Rohn T. Grazer and Nina A. Tran have been promoted to senior vice president. R. Craig Blanchard, Drew Hess, Andrew G. Smith and Mohsen Vessali have been promoted to vice president.

Commenting on these promotions, Mr. Moghadam said, “AMB’s growth, expansion and pursuit of enduring excellence requires the sustained efforts of all our team members. This group of officers exemplifies the talent and dedication that will produce meaningful results for our customers and stockholders.”

In addition, vice presidents Elizabeth M. Wheeler, Amy A. Pallas, Scott Recknor, Robert B. Antrobius and Oliver J. Treneman have joined AMB offices in San Francisco, Los Angeles and Shanghai in renewal leasing and development roles.

Supplemental Earnings Measure

AMB reports funds from operations per fully diluted share and unit (FFOPS) in accordance with the standards established by NAREIT. Fourth quarter 2004 FFOPS was $0.62, compared with $0.59 in the same period of 2003. FFOPS for the full year ended December 31, 2004 was $2.30 compared with $2.13 for 2003. The quarterly and full year FFOPS results were at the low end of the company’s guidance of $0.62 to $0.68 per share and $2.30 to $2.36 per share respectively due primarily to delayed timing of anticipated profits associated with land sales. These land sales, with anticipated gains of approximately $0.05 per share, had previously been scheduled to occur by year-end 2004 and are now expected to close during 2005.

Included in the footnotes to the company’s attached financial statements is a discussion of why management believes FFO is a useful supplemental measure of operating performance, ways in which investors might use FFO when assessing the company’s financial performance and FFO’s limitations as a measurement tool. A reconciliation from net income to funds from operations is provided in the attached tables and published in AMB’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.

Conference Call and Supplemental Information

The company will host a conference call to discuss the quarterly and full year results on Wednesday, February 2, 2005 at 1:00 PM EST/10:00 AM PST. Stockholders and interested parties may listen to a live broadcast of the conference call by dialing +1 877 359 6098 and using reservation code 3067660. A webcast can be accessed through a link titled “Q4 2004 Earnings Conference Call” located on the home page of the company’s website at www.amb.com.

If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 PM PST on Wednesday, February 2, 2005 until 5:00 PM PST on Wednesday, March 2, 2005. The telephone replay can be accessed by dialing +1 800 642 1687 or +1 706 645 9291 and using reservation code 3067660 or by webcast through the link on the company’s website at www.amb.com.

In addition, the company will post a summary of the guidance given on the call and a supplement detailing the components of net asset value to the Investor Information portion of its website on Wednesday, February 9, 2005 by 5:00 PM PST.

AMB Property Corporation. Local partner to global trade.™

AMB Property Corporation is a leading owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of December 31, 2004 AMB owned, managed and had renovation and development projects totaling 110.7 million square feet (10.3 million square meters) and 1,108 buildings in 38 markets within eight countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities – industrial properties built for speed and located near airports, seaports and ground transportation systems.

AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at +1 877 285 3111.

Some of the information included in this report contains forward-looking statements, such as those related to the company’s interpretation of trends regarding national and portfolio industrial space absorption; the total expected investment in acquisitions; size and timing of deliveries and total investment in development projects; goals regarding amount of non-U.S. investment; and use of private capital funds for planned investment activity which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Business Risks” and elsewhere in our most recent annual report for the year ended December 31, 2003 in Amendment No. 2 on Form 10-K/A.

AMB CONTACTS

Lauren L. Barr
Vice President, Corporate Communications
Direct +1 415 733 9477
Fax +1 415 477 2177
Email            lbarr@amb.com

Evaleen G. Andamo
Director, Investor Relations
Direct +1 415 733 9565
Fax +1 415 477 2065
Email            eandamo@amb.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	As of
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
			(Restated) (1)	(Restated) (1)	(Restated) (1)
Assets
Investments in real estate:
Total investments in properties	$6,526,144	$6,302,529	$6,051,308	$5,730,654	$5,491,707
Accumulated depreciation	(615,646)	(595,438)	(560,877)	(524,115)	(485,559)

Net investments in properties	5,910,498	5,707,091	5,490,431	5,206,539	5,006,148
Investment in unconsolidated joint ventures	55,166	48,601	52,579	54,006	52,009
Properties held for contribution, net	—	11,854	11,143	—	—
Properties held for divestiture, net	87,340	59,924	39,246	9,628	11,751

Net investments in real estate	6,053,004	5,827,470	5,593,399	5,270,173	5,069,908
Cash and cash equivalents	146,593	174,323	146,136	150,903	156,663
Mortgages receivable	13,738	23,068	23,594	23,620	43,145
Accounts receivable, net	109,028	102,078	96,524	92,081	88,452
Other assets	64,580	94,711	76,958	69,669	51,391

Total assets	$6,386,943	$6,221,650	$5,936,611	$5,606,446	$5,409,559

Liabilities and Stockholders’ Equity
Secured debt	$1,892,524	$1,617,944	$1,552,084	$1,457,630	$1,363,890
Unsecured senior debt securities	1,003,940	1,025,000	1,025,000	1,025,000	925,000
Unsecured debt	9,028	9,182	9,334	9,482	9,628
Unsecured credit facilities	351,699	583,864	428,502	261,369	275,739
Accounts payable and other liabilities	262,286	278,350	256,574	208,614	187,095

Total liabilities	3,519,477	3,514,340	3,271,494	2,962,095	2,761,352
Minority interests:
Joint venture partners	828,622	701,639	698,549	662,235	658,723
Preferred unitholders	278,378	278,378	241,899	241,873	241,899
Limited partnership unitholders	89,326	88,026	88,190	89,036	90,448

Total minority interests	1,196,326	1,068,043	1,028,638	993,144	991,070
Stockholders’ equity:
Common stock	1,567,936	1,536,063	1,533,275	1,547,995	1,553,764
Preferred stock	103,204	103,204	103,204	103,212	103,373

Total stockholders’ equity	1,671,140	1,639,267	1,636,479	1,651,207	1,657,137

Total liabilities and stockholders’ equity	$6,386,943	$6,221,650	$5,936,611	$5,606,446	$5,409,559

(1)	In the prior quarter, management restated AMB’s previously issued financial statements for the years ended December 31, 2003, 2002 and 2001 filed on Form 10-K/A and for the quarters ended March 31, 2004 and June 30, 2004 filed on Form 10-Q/A to reflect additional depreciation expense. The restatement affected the Company’s depreciation expense, net income and earnings per share for the prior periods. The net impact of the restatement of depreciation expense on earnings per share results reduced EPS by $0.02 from $1.43 to $1.41 for 2001; by $0.04 from $1.37 to $1.33 for 2002 and by $0.06 from $1.47 to $1.41 for 2003. This restatement of depreciation expense did not impact the Company’s previously reported funds from operations (FFO) per fully diluted share and unit as, in accordance with NAREIT’s FFO definition, the Company adds back real estate-related depreciation to calculate FFO. Please see the Company’s October 12, 2004 earnings press release, its annual report for the year ended December 31, 2003 in Amendment No. 2 on Form 10-K/A, its quarterly report for the quarter ended March 31, 2004 in Amendment No. 1 on Form 10-Q/A and its quarterly report for the quarter ended June 30, 2004 in Amendment No. 1 on Form 10-Q/A for more detail.

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
		(Restated) (1)		(Restated) (1)
Revenues
Rental revenues	$169,550	$151,242	$652,794	$573,292
Private capital income	4,818	5,493	12,895	13,337

Total revenues	174,368	156,735	665,689	586,629

Costs and expenses
Property operating costs	(43,431)	(39,699)	(168,506)	(152,023)
Depreciation and amortization	(43,168)	(34,823)	(160,026)	(132,167)
Impairment losses	—	—	—	(5,251)
General and administrative	(13,987)	(12,234)	(58,956)	(46,429)
Fund costs	(1,004)	(186)	(1,741)	(825)

Total costs and expenses	(101,590)	(86,942)	(389,229)	(336,695)

Operating income	72,778	69,793	276,460	249,934

Other income and expenses
Equity in earnings of unconsolidated joint ventures	525	1,223	3,781	5,445
Interest income and other, net	682	865	3,958	4,009
Gains from dispositions of real estate	5,219	—	5,219	7,429
Development profits, net of taxes	3,772	8,929	8,528	14,441
Interest expense, including amortization	(39,401)	(38,537)	(157,852)	(146,230)

Total other income and expenses	(29,203)	(27,520)	(136,366)	(114,906)

Income before minority interests and discontinued operations	43,575	42,273	140,094	135,028

Minority interests’ share of income:
Joint venture partners’ share of income	(10,000)	(7,972)	(37,817)	(31,726)
Joint venture partners’ share of development profits	(64)	(4,996)	(958)	(8,442)
Preferred unitholders	(5,395)	(5,534)	(20,161)	(24,607)
Limited partnership unitholders	(970)	(888)	(3,318)	(2,890)

Total minority interests’ share of income	(16,429)	(19,390)	(62,254)	(67,665)

Income from continuing operations	27,146	22,883	77,840	67,363

Discontinued operations:
Income attributable to discontinued operations, net of minority interests	1,108	2,078	5,626	18,869
Gain from disposition of real estate, net of minority interests	29,680	3,317	42,005	42,896

Total discontinued operations	30,788	5,395	47,631	61,765

Net income	57,934	28,278	125,471	129,128
Preferred stock dividends	(1,782)	(1,211)	(7,131)	(6,999)
Preferred stock unit issuance costs	—	(1,742)	—	(5,413)

Net income available to common stockholders	$56,152	$25,325	$118,340	$116,716

Net income per common share (diluted)	$0.65	$0.30	$1.39	$1.41

Weighted average common shares (diluted)	86,263,305	83,667,798	85,368,626	82,852,528

(1)	In the prior quarter, management restated AMB’s previously issued financial statements for the years ended December 31, 2003, 2002 and 2001 filed on Form 10-K/A and for the quarters ended March 31, 2004 and June 30, 2004 filed on Form 10-Q/A to reflect additional depreciation expense. The restatement affected the Company’s depreciation expense, net income and earnings per share for the prior periods. The net impact of the restatement of depreciation expense on earnings per share results reduced EPS by $0.02 from $1.43 to $1.41 for 2001; by $0.04 from $1.37 to $1.33 for 2002 and by $0.06 from $1.47 to $1.41 for 2003. This restatement of depreciation expense did not impact the Company’s previously reported funds from operations (FFO) per fully diluted share and unit as, in accordance with NAREIT’s FFO definition, the Company adds back real estate-related depreciation to calculate FFO. Please see the Company’s October 12, 2004 earnings press release, its annual report for the year ended December 31, 2003 in Amendment No. 2 on Form 10-K/A, its quarterly report for the quarter ended March 31, 2004 in Amendment No. 1 on Form 10-Q/A and its quarterly report for the quarter ended June 30, 2004 in Amendment No. 1 on Form 10-Q/A for more detail.

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS (2)
(dollars in thousands, except share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2004	2003 (3)	2004	2003 (3)
		(Restated) (1)		(Restated) (1)
Net income	$57,934	$28,278	$125,471	$129,128
Gain from disposition of real estate, net of minority interests	(34,899)	(3,317)	(47,224)	(50,325)
Real estate related depreciation and amortization:
Total depreciation and amortization	43,168	34,823	160,026	132,167
Discontinued operations’ depreciation	1,451	2,321	7,324	10,170
FF&E depreciation	(363)	(172)	(871)	(720)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (NI)	10,000	7,972	37,817	31,726
Limited partnership unitholders’ minority interests (NI)	970	888	3,318	2,890
Limited partnership unitholders’ minority interests (Development profits)	213	229	435	344
Discontinued operations’ minority interests (NI)	678	640	4,573	4,991
FFO attributable to minority interests	(22,020)	(17,756)	(80,192)	(65,603)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(525)	(1,223)	(3,781)	(5,445)
AMB’s share of FFO	1,460	2,135	7,549	9,755
Preferred stock dividends	(1,782)	(1,211)	(7,131)	(6,999)
Preferred stock unit issuance costs	—	(1,742)	—	(5,413)

Funds from operations	$56,285	$51,865	$207,314	$186,666

FFO per common share and unit (diluted)	$0.62	$0.59	$2.30	$2.13

Weighted average common shares and units (diluted)	91,003,313	88,360,432	90,120,250	87,616,365

(1)In the prior quarter, management restated AMB’s previously issued financial statements for the years ended December 31, 2003, 2002 and 2001 filed on Form 10-K/A and for the quarters ended March 31, 2004 and June 30, 2004 filed on Form 10-Q/A to reflect additional depreciation expense. The restatement affected the Company’s depreciation expense, net income and earnings per share for the prior periods. The net impact of the restatement of depreciation expense on earnings per share results reduced EPS by $0.02 from $1.43 to $1.41 for 2001; by $0.04 from $1.37 to $1.33 for 2002 and by $0.06 from $1.47 to $1.41 for 2003. This restatement of depreciation expense did not impact the Company’s previously reported funds from operations (FFO) per fully diluted share and unit as, in accordance with NAREIT’s FFO definition, the Company adds back real estate-related depreciation to calculate FFO. Please see the Company’s October 12, 2004 earnings press release, its annual report for the year ended December 31, 2003 in Amendment No. 2 on Form 10-K/A, its quarterly report for the quarter ended March 31, 2004 in Amendment No. 1 on Form 10-Q/A and its quarterly report for the quarter ended June 30, 2004 in Amendment No. 1 on Form 10-Q/A for more detail.

(2)Funds From Operations (“FFO”). The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.

(3)Effective January 1, 2003, the Company discontinued its practice of deducting amortization of investments in leasehold interests from FFO as such an adjustment is not provided for in NAREIT’s FFO definition. As a result, FFO for the periods presented has been adjusted to reflect the changes.